Exhibit 99(a)

Contact:  Tom Dorsey
Director, Investor Relations
203) 639-4643
dorseyt@yankeegas.com

FOR IMMEDIATE RELEASE


YANKEE ENERGY SHAREHOLDERS APPROVE MERGER WITH NORTHEAST
UTILITIES

MERIDEN, Conn., October 12, 1999 (NYSE:YES) - The Board of Directors of Yankee Energy System, Inc. (YES) announced today that Yankee's proposed merger with Northeast Utilities (NYSE:NU) has been overwhelmingly approved by YES shareholders. The vote was announced at a special meeting of shareholders held in Meriden, Conn. today. The merger still requires regulatory approvals,which are expected to be completed by early 2000.

	"This vote represents the beginning of a bright future for Yankee," said Charles E. Gooley, president and chief executive officer of YES. "Clearly, shareholders share our vision for the future and have seized this opportunity to join Northeast Utilities. We believe that as part of the NU family, we will be better positioned to provide value to our customers, our shareholders and our employees in today's highly competitive energy industry. I am confident regulators will agree with this positioning."

	Approximately 75% of YES' shareholder base participated in the special shareholder meeting, with approximately 70% of those shares voting in favor of the merger.

	Under terms of the agreement, Yankee will retain its corporate name and will become a wholly owned subsidiary of Northeast Utilities. Yankee Energy System (YES) is the parent of Yankee Gas Services Company, Connecticut's largest natural gas distribution company serving 185,000 customers in 69 cities and towns. Other YES subsidiaries include R.
M. Services, Inc., Yankee Energy Services Company (YESCo), and Yankee Financial.

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	More information can be found about Yankee Energy
System or Northeast Utilities by visiting their web sites at: www.yankeeenergy.com or www.nu.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, the ability to realize cost savings and the terms associated with obtaining regulatory approvals. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service territory, fluctuations in energy-related commodity prices, marketing efforts and other uncertainties. Other risk factors are detailed from time to time in the two companies' SEC reports.

Yankee Energy System, Inc., is the parent of Yankee Gas Services Company, the largest natural gas distribution company in Connecticut serving approximately 185,000 customers in 69 cities and towns throughout the state. Yankee Energy is also the parent of Yankee Energy Services Company, which provides a full range of energy-related services for its customers including comprehensive building automation and HVAC equipment services; R.M. Services, Inc., which offers collection services; and Yankee Energy Financial Services Company, which provides a full range of residential and commercial equipment financing options. Further information about Yankee Energy can be obtained from its web site: www.yankeeenergy.com